Exhibit 3.24

RESTATED CERTIFICATE

OF

OKLAHOMA LIMITED PARTNERSHIP

TO:	Oklahoma Secretary of State

2300 N. Lincoln Blvd., Room 101

State Capitol Building

Oklahoma City, OK 73105

The undersigned, for the purpose of filing a restated certificated of limited partnership pursuant to the provisions of Title 54, Section 310, does hereby execute and file the following restated certificate:

1.	A. The name of the limited partnership is: JMG Oil & Gas, LP

B. The name has not changed.

2.	The date of filing of the original certificate of limited partnership was August 18, 2004.

3.	The street address of the office in Oklahoma at which the records of the limited partnership shall be kept will be: 701 Cedar Lake Blvd., Oklahoma City, Oklahoma 73114.

4.	The name of the registered agent and the street address of the registered office in the State of Oklahoma are: Mark A. Fischer, 701 Cedar Lake Blvd., Oklahoma City, Oklahoma 73114.

5.	The name and business address of the sole general partner is: Chaparral Energy, L.L.C., Mark A. Fischer, Manager, 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

6.	The term of existence is perpetual.

Signed this 8th day of November, 2006.

Chaparral Energy, L.L.C.,
an Oklahoma limited liability company,
General Partner

By:	/s/ Mark A. Fischer
Mark A. Fischer, Manager
701 Cedar Lake Blvd.
Oklahoma City, OK 73144